Exhibit 5.1

August 6, 2021

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-239467) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including the Company’s common stock (without par value) and (ii) the offer and resale by the South Carolina Department of Revenue (the “Shareholder”), as selling shareholder, of 588,398 shares of the Company’s common stock (the “Shares”) issued by the Company and transferred to the Shareholder in accordance with the terms of a Subscription Agreement, dated as of August 6, 2021 (the “Subscription Agreement”), between the Company, Dominion Energy South Carolina, Inc., a South Carolina corporation and wholly-owned subsidiary of the Company (“DESC”), and the Shareholder.  The Shareholder may offer the Shares for resale as described in the Company’s Prospectus, dated June 26, 2020 (the “Prospectus”) and Prospectus Supplement, dated August 6, 2021 (the “Prospectus Supplement”).  The Registration Statement became effective on June 26, 2020.  This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Prospectus Supplement; and

(d) the Subscription Agreement.

In addition we have examined and relied upon the following:

(i) Certificates from the assistant corporate secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective June 16, 2021 authorizing the issuance of the Shares and the transfer of the Shares to the Shareholder, and (C) the incumbency of the individual(s) authorized to execute and deliver the Subscription Agreement on behalf of the Company;

McGuireWoods LLP | www.mcguirewoods.com

Atlanta | Austin | Baltimore | Charlotte | Charlottesville | Chicago | Dallas | Houston | Jacksonville | London | Los Angeles - Century City

Los Angeles - Downtown | New York | Norfolk | Pittsburgh | Raleigh | Richmond | San Francisco | Tysons | Washington, D.C.

(ii)a certificate dated August 6, 2021 issued by the State Corporation Commission of the Commonwealth of Virginia attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii)originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)Factual Matters.  To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b)Signatures.  The signatures of individuals who have signed the Subscription Agreement are genuine and (other than those of individuals signing on behalf of the Company) authorized. All individuals who have signed the Subscription Agreement had the legal capacity to execute such document.

(c)Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)Documents Binding on Certain Parties.  The Subscription Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(e)No Mutual Mistake, Amendments, etc.  There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and sale of the Shares as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement.  There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subscription Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.Organizational Status.  The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2.Power and Authority.  The Company has the corporate power and authority to authorize the issuance of the Shares.

3.Validity.  The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter.  Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change.  We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the resale of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

3